Exhibit 99.1

MSC DECLARES REGULAR QUARTERLY DIVIDEND

MELVILLE, NY and DAVIDSON, NC, December 16, 2020 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America, today announced that its Board of Directors has declared a cash dividend of $0.75 per share. The $0.75 dividend is payable on January 26, 2021 to shareholders of record at the close of business on January 12, 2021. The ex-dividend date is January 11, 2021.

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Media Contact:	Investor Contact:
Paul Mason	John G. Chironna
MSC Industrial Supply Co.	MSC Industrial Supply Co.
(704) 987-5313	(704) 987-5231
paul.mason@mscdirect.com	chironnj@mscdirect.com

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.8 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries.

Our experienced team of more than 6,300 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit mscdirect.com.

75 Maxess Road, Melville, New York 11747  |  525 Harbour Place Drive, Davidson, NC 28036  |  mscdirect.com